
                                                                                                       Exhibit 12.1
                                                                                                       ------------
                                             CHEVRON CORPORATION - TOTAL ENTERPRISE BASIS
                                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                         (Dollars in Millions)

                                                                             Year Ended December 31,
                                                              -----------------------------------------------------
                                                                   1999       1998       1997       1996       1995
                                                              ---------  ---------  ---------  ---------  ---------
Net Income                                                       $2,070     $1,339     $3,256     $2,607     $  930

Income Tax Expense                                                1,776        658      2,428      2,624      1,094

Distributions (Less Than) Greater Than Equity in
   Earnings of Less Than 50 Percent Owned Affiliates               (250)       (72)       (70)        29         (5)

Minority Interest                                                     4          7         11          4          -

Previously Capitalized Interest
   Charged to Earnings During Period                                  9         35         28         24         47

Interest and Debt Expense                                           548        492        405        471        557

Interest Portion of Rentals(1)                                      178        187        167        158        148
                                                              ---------  ---------  ---------  ---------  ---------
Earnings Before Provision for
   Taxes And Fixed Charges                                       $4,335     $2,646     $6,225     $5,917     $2,771
                                                              =========  =========  =========  =========  =========


Interest and Debt Expense                                        $  548     $  492     $  405     $  471     $  557

Interest Portion of Rentals1                                        178        187        167        158        148

Capitalized Interest                                                 59         39         82        108        141
                                                              ---------  ---------  ---------  ---------  ---------
Total Fixed Charges                                              $  785     $  718     $  654     $  737     $  846
                                                              =========  =========  =========  =========  =========


-------------------------------------------------------------------------------------------------------------------
Ratio Of Earnings To Fixed Charges                                 5.52       3.68       9.52       8.03       3.28
-------------------------------------------------------------------------------------------------------------------

(1) Calculated as one-third of rentals.

                                      E-1